UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2008

NATIONAL OILWELL VARCO, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12317	76-0475815
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7909 Parkwood Circle Drive
Houston, Texas		77036-6565
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (713) 346-7500
(Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Credit Agreement
     On April 21, 2008, National Oilwell Varco, Inc., a Delaware corporation (the “Company” or “National Oilwell Varco”), entered into (i) a credit agreement evidencing a five-year unsecured revolving credit facility (the “Five-Year Credit Agreement”) and (ii) a credit agreement evidencing an unsecured 364-day revolving credit facility (the “364-Day Credit Agreement”) with Wells Fargo Bank, N.A., as administrative agent, the other agents named therein, and the lenders parties thereto (collectively referred to as the “2008 Facility”), pursuant to which the Company may borrow an aggregate principal amount of up to $3.0 billion. The 2008 Facility has been utilized to fund a portion of the cash consideration payable by the Company in its acquisition of Grant Prideco, Inc., a Delaware corporation (“Grant Prideco”). The 2008 Facility will also be utilized for general corporate purposes. Borrowings under the 2008 Facility bear interest at the rates specified in the agreements, and the agreements contain customary covenants, including leverage ratio covenants. The Company has the right to increase the aggregate commitments under the 2008 Facility to an aggregate amount of up to $4 billion.
     The foregoing description of the 2008 Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Five-Year Credit Agreement and the 364-Day Credit Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and incorporated by reference herein.
Indenture
     In connection with the Company’s acquisition of Grant Prideco, the Company consummated the settlement of its exchange offer (the “Exchange Offer”) to exchange up to $174,585,000 in aggregate principal amount of all properly tendered and accepted 6 1/8% Senior Notes due 2015 issued by Grant Prideco (the “Grant Prideco Notes”) for up to $174,585,000 in aggregate principal amount of 6 1/8% Senior Notes due 2015 issued by the Company (the “Company Notes”).
     As of the expiration deadline for the Exchange Offer of 9:00 a.m., New York City time, on April 21, 2008, $150,816,000 in aggregate principal amount of 6 1/8% Senior Notes due 2015 issued by Grant Prideco, representing approximately 86% of the outstanding Grant Prideco Notes, had been validly tendered (and not withdrawn) in the Exchange Offer. In connection with the consummation of the Exchange Offer, the Company accepted such tendered notes and issued $150,816,000 in aggregate principal amount of Company Notes.
     The Company Notes are unsecured obligations and were issued in connection with the Exchange Offer pursuant to an indenture dated as of April 21, 2008 between the Company and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Company Indenture”). Under the Company Indenture, the Company Notes bear interest at the annual rate of 6 1/8%, payable semi-annually in arrears on February 15 and August 15 of each year, and will mature on August 15, 2015, unless sooner redeemed. Interest accrues on the Company Notes from February 15, 2008, the most recent date to which interest has been paid on the Grant Prideco Notes. Interest payments will commence on August 15, 2008.
     The foregoing description of the Company Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Company Indenture, which is filed hereto as Exhibit 4.1 and incorporated by reference herein.
     In connection with the Exchange Offer, the Company also completed a solicitation of consents (the “Consent Solicitation”) to certain proposed amendments, as described in the Company’s Prospectus dated March 20, 2008, to the indenture dated as of July 27, 2005 between Grant Prideco and Wells Fargo Bank, N.A., a national banking corporation, as trustee, as amended and supplemented from time to time (the “Grant Prideco Indenture”), which governs the Grant Prideco Notes. The Company accepted the consents of each eligible holder of Grant Prideco Notes who had validly tendered (and not validly revoked) their consent prior to 5:00 p.m., New York City time, on April 3, 2008, the consent payment deadline, and, on April 21, 2008, paid to the exchange agent the applicable consent payment of $2.50 per $1,000 principal amount of Grant Prideco Notes for the benefit of such holders of Grant Prideco Notes. The amendments to the Grant Prideco Indenture became operative upon the acceptance of the Grant Prideco Notes in the Exchange Offer. The amendments eliminate various restrictive covenants and some of the events of default. The Grant Prideco Notes remaining after the settlement of the Exchange Offer continue to be governed by the Grant Prideco Indenture.
     The foregoing description of the Grant Prideco Indenture and the amendments effected as a result of the Consent Solicitation does not purport to be complete and is qualified in its entirety by reference to the full text of the Grant Prideco Indenture. A copy of the Sixth Supplemental Indenture dated as of April 18, 2008, effecting such amendments, is filed hereto as Exhibit 4.3 to this Form 8-K and incorporated by reference herein.
Employee Benefit Agreement
     In connection with the Merger Agreement referred to in Item 2.01 of this Form 10-K , the Company entered into the Weatherford Employee Benefit Agreement dated as of April 21, 2008 with Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), Weatherford International, Inc. (together with Weatherford Bermuda and its subsidiaries, collectively, the “Weatherford Parties”), on behalf of itself and its subsidiaries, and Grant Prideco, whereby the Company agreed to assume certain obligations of Grant Prideco to issue shares of common stock to participants and former participants of three employee benefit plans of the Weatherford Parties upon the occurrence of events that cause benefits to become distributable under such plans. Such benefit plans are the Weatherford International, Inc. Executive Deferred Compensation Stock Ownership Plan, the Weatherford International, Inc. Foreign Executive Deferred Compensation Plan and the Weatherford International, Inc. Executive Deferred Compensation Plan for Non-Employee Directors. The foregoing description of the Weatherford Employee Benefit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.3 to this Form 8-K and incorporated by reference herein.
Item 1.02. Termination of a Material Definitive Agreement.
Termination of a Company Credit Agreement
     As a result of entering into the 2008 Facility, on April 21, 2008, the Company terminated its amended and restated credit agreement dated June 21, 2005 with a syndicate of lenders, including Wells Fargo Bank, N.A., as U.S. administrative agent. Such amended and restated agreement provided for a $500 million unsecured revolving credit facility for general corporate purposes (the “2005 Facility”). The 2005 Facility was scheduled to expire in July 2010. Borrowings under the 2005 Facility bore interest at the rates specified in the credit agreement, and the credit agreement contained leverage ratio covenants and interest coverage ratio covenants. The Company had the right to increase the aggregate commitments under the 2005 Facility to an aggregate amount of up to $750 million and to extend the term of the 2005 Facility for an additional year. There were no termination penalties incurred by the Company in connection with the termination of the 2005 Facility.

Termination of the Grant Prideco Credit Agreement
     In connection with the closing of the acquisition of Grant Prideco on April 21, 2008, as described in Item 2.01 of this Form 8-K, Grant Prideco terminated its credit agreement, dated as of May 12, 2005 and as amended to date, among Grant Prideco, as borrower, certain subsidiaries of Grant Prideco party thereto, each lender from time to time party thereto, Bank of America N.A., as syndication agent, Wells Fargo Bank, N.A., as administrative agent, and other agents named therein, as amended (the “Grant Prideco Credit Agreement”). The Grant Prideco Credit Agreement provided for aggregate borrowings of up to $350 million, including up to $25 million of U.K. borrowings. Grant Prideco had a one-time option to increase its aggregate U.S. borrowing availability under the Grant Prideco Credit Agreement by an additional $150 million. The U.S. portion of the credit facility was secured by substantially all of Grant Prideco’s and its subsidiaries’ U.S. assets, including U.S. inventories, equipment, receivables, owned real property and 65% of the stock of certain foreign subsidiaries. The U.K. portion of the credit facility was guaranteed by Grant Prideco and all U.S. subsidiaries and was secured by substantially all of Grant Prideco’s and its subsidiaries’ U.K. assets. There were no termination penalties incurred by Grant Prideco in connection with the termination of the Grant Prideco Credit Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     The Company announced on April 21, 2008 the completion of its acquisition of Grant Prideco under the terms of its Agreement and Plan of Merger dated as of December 16, 2007 (the “Merger Agreement”), by and among the Company, NOV Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Grant Prideco. With the closing of the merger transaction, each issued and outstanding share of Grant Prideco common stock was converted into the right to receive 0.4498 of a share of common stock of National Oilwell Varco and $23.20 in cash. Under the terms of the merger agreement, Grant Prideco merged with and into Merger Sub. The Company completed the merger transaction following approval of the merger by the stockholders of Grant Prideco on April 21, 2008.
     As a result of the merger transaction, the Company issued approximately 56.86 million shares of its common stock and paid approximately $2.93 billion in cash, which was funded using a combination of proceeds from the 2008 Facility and cash on hand.
     Pursuant to the terms of the merger agreement, at the effective time of the merger, each option to purchase shares of common stock of Grant Prideco, whether vested or unvested, outstanding immediately prior to the effective time of the merger was assumed by the Company and converted into an option to acquire shares of common stock of the Company. Each option so assumed and converted will continue to have, and be subject to, the same terms and conditions set forth in the governing Grant Prideco plan and any agreements thereunder immediately prior to the effective time of the merger, except that the number of shares of stock subject to such option, and the exercise price therefore, have been adjusted by an exchange ratio under the terms of the merger agreement.
     A copy of the Company’s press release dated April 21, 2008 announcing, among other things, the consummation of the merger is filed hereto as Exhibit 99.1 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On April 21, 2008, the Company borrowed approximately $2.3 billion under the 2008 Facility, the proceeds of which were used, together with cash on hand, to pay the cash portion of the merger consideration in the Company’s acquisition of Grant Prideco, to make certain other payments in connection with the acquisition and to pay fees and expenses related to the foregoing. As of April 21, 2008, the Company had approximately $500 million available to be drawn under the 2008 Facility, the proceeds of which may be used for general corporate purposes.
     On April 21, 2008, the Company issued $150,816,000 principal amount of Company Notes under the Company Indenture.
     The information included under Item 1.01 of this Form 8-K relating to the 2008 Facility and the Company Indenture is incorporated by reference under this Item 2.03.
Item 8.01 Other Events
     On April 21, 2008, the Company announced the Company’s completion of its acquisition of Grant Prideco and the final results of the Exchange Offer. A copy of the Company’s press release is furnished as Exhibit 99.1 hereto.
Item 9.01 Financial Statements and Exhibits.
     (a) Financial Statements of Businesses Acquired
     The audited financial statements of Grant Prideco required by Item 9.01(a) of Form 8-K are incorporated herein by reference to Grant Prideco’s Annual Report on Form 10-K for the year ended December 31, 2007.
     (b) Pro Forma Financial Information
     The pro forma financial information required by Item 9.01(b) of Form 8-K is as set forth below:

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements have been prepared assuming the merger of National Oilwell Varco and Grant Prideco is accounted for as a purchase under U.S. generally accepted accounting principles, and are based on the historical consolidated financial statements of each company which include, in the opinion of management of both companies, all adjustments necessary to present fairly the results for such periods. The unaudited pro forma condensed combined financial statements reflect the pending disposition of certain Grant Prideco tubular business units as further discussed in Note F to the Unaudited Pro Forma Condensed Combined Financial Statements. The disposition is expected to close in the first half of 2008 subject to customary closing conditions, including regulatory approval. However, there can be no assurance the pending disposition will be completed. The Pro Forma Financial Statements do not reflect cost savings that may result from the merger. The following unaudited pro forma condensed combined balance sheet as of December 31, 2007, and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007, should be read in conjunction with the historical financial statements of National Oilwell Varco and Grant Prideco and the related notes. The audited financial statements of Grant Prideco for the year ended December 31, 2007 have been incorporated by reference into this document. The unaudited pro forma condensed combined balance sheet was prepared as if the merger occurred on December 31, 2007 and the unaudited pro forma condensed income statement was prepared as if the merger occurred on January 1, 2007, in each case based on the assumptions set forth herein. Actual results associated with the merger will vary from the assumptions set forth herein.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of results of operations or financial position that would have occurred had the merger been consummated earlier, nor are they necessarily indicative of future results.

National Oilwell Varco estimates that it will incur fees and expenses totaling approximately $110 million in connection with the acquisition of Grant Prideco, and it has included these costs in calculating the purchase price. National Oilwell Varco expects to incur additional charges and expenses relating to restructuring overhead functions and certain operations. The amount of these charges has not yet been determined. In addition, the pro forma information assumes a write-up in inventory to fair market value of $112.7 million. National Oilwell Varco expects that the majority of this write-up will flow out to costs of goods sold during the 12-month period following the closing date of the acquisition. The allocation of purchase price to the assets and liabilities of Grant Prideco is subject to change based on the final valuation by National Oilwell Varco’s independent third-party valuation firm.

NATIONAL OILWELL VARCO, INC. AND GRANT PRIDECO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In millions)

	December 31, 2007
	Historical
	National	Pro Forma			Pro Forma
	Oilwell Varco	Grant Prideco (F)	Adjustments		Combined

ASSETS
Current assets:
			$(3,032.4	) (A)
Cash and cash equivalents	$1,841.8	$696.2	1,494.4	(B)	$1,000.0
Receivables, net	2,099.8	415.5	(10.4	) (D)	2,504.9
Inventories, net	2,574.7	471.4	112.7	(A)	3,158.8
Costs in excess of billings	643.5	—	—		643.5
Prepaid and other current assets	434,0	86.3	—		520.3

Total current assets	7,593.8	1,669.4	(1,435.7)		7,827.5

Property, plant and equipment, net	1,197.3	328.9	142.1	(A)	1,668.3
Goodwill	2,445.1	458.8	2,211.9	(A)	5,115.8
Intangibles, net	774.1	81.2	3,503.8	(A)	4,359.1
Investment in unconsolidated affiliate	—	134.7	203.0	(A)	337.7
Other assets	104.6	24.0	—		128.6

Total assets	$12,114.9	$2,697.0	$4,625.1		$19,437.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$152.8	$0.5	$—		$153.3
Accounts payable	604.0	127.5	(10.4	) (D)	721.1
Billings in excess of costs	1,396.1	—	—		1,396.1
Accrued income taxes	112.4	77.9	—		190.3
Other accrued liabilities	1,761.4	118.9	—		1,880.3

Total current liabilities	4,026.7	324.8	(10.4)		4,341.1

Long-term debt	737.9	176.1	1,494.4	(B)	2,408.4
Deferred income taxes	564.3	65.5	1,022.3	(A)	1,652.1
Other liabilities	61.8	29.2	—		91.0

Total liabilities	5,390.7	595.6	2,506.3		8,492.6

Minority interest	62.8	20.9	—		83.7

Commitments and contingencies

Stockholders’ equity:
			(1.3	) (A)
Common stock	3.6	1.3	0.6	(A)	4.2
			(750.0	) (A)
Additional paid-in-capital	3,617.2	750.0	4,198.7	(A)	7,815.9
Retained earnings	2,845.6	1,733.4	(1,733.4	) (A)	2,845.6
Treasury stock	—	(426.6)	426.6	(A)	—
Deferred compensation obligation	—	10.6	(10.6	) (A)	—
Accumulated other comprehensive income	195.0	11.8	(11.8	) (A)	195.0

Total stockholders’ equity	6,661.4	2,080.5	2,118.8		10,860.7

Total liabilities and stockholders’ equity	$12,114.9	$2,697.0	$4,625.1		$19,437.0

NATIONAL OILWELL VARCO, INC. AND GRANT PRIDECO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In millions, except per share data)

	Year Ended December 31, 2007
	Historical
	National	Historical			Pro Forma
	Oilwell Varco	Grant Prideco	Adjustments		Combined

Revenues	$9,789.0	$1,908.6	$(51.3	)(D)	$11,646.3
			191.2	(C)
Cost of products and services sold	6,958.8	975.4	(51.3	)(D)	8,074.1

Gross profit	2,830.2	933.2	(191.2)		3,572.2
Selling, general and administrative	785.8	352.5	—		1,138.3

Operating profit	2,044.4	580.7	(191.2)		2,433.9
Interest and financial costs	(50.3)	(14.2)	(89.7	)(B)	(154.2)
Other income (expense), net	34.8	(1.6)	—		33.2
Equity income in unconsolidated affiliate	—	124.3	—		124.3

Income from continuing operations before income taxes and minority interest	2,028.9	689.2	(280.8)		2,437.2
			(30.5	)(B)
Provision for income taxes	675.8	201.1	(65.0	)(C)	781.4

Income from continuing operations before minority interest	1,353.1	488.1	(185.4)		1,655.8
Minority interest in income of consolidated subsidiaries	16.0	9.9	—		25.9

Income from continuing operations	$1,337.1	$478.2	$(185.4)		$1,629.9

Income from continuing operations per share:
Basic	$3.77	$3.73	$—		$3.97

Diluted	$3.76	$3.69	$—		$3.95

Weighted average shares outstanding:
			(128.1	)(A)
Basic	354.4	128.1	56.3	(A)	410.7

			1.1	(E)
			(129.6	)(A)
Dilutive	355.4	129.6	56.3	(A)	412.8

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(A)	To record the issuance of: (i) 56,293,781 shares of National Oilwell Varco common stock, at an assumed market price of $72.74 per share, and an assumed cash payment of $2,903.5 million to acquire all of the 125,152,915 outstanding shares of Grant Prideco common stock at December 12, 2007 at the agreed exchange ratio of 0.4498 per share plus cash paid per outstanding Grant Prideco share of $23.20 per share; and (ii) options to purchase 1,708,919 shares of National Oilwell Varco common stock at an average price of $27.19 per share, in exchange for all of the outstanding options to purchase shares of Grant Prideco common stock at an average price of $20.89 per share. This also reflects the exchange of 365,971 shares of National Oilwell Varco common stock, at an assumed market price of $72.74 per share, and cash of $18.9 million in exchange for outstanding Grant Prideco restricted stock awards. The estimated initial transaction costs of $110.0 million include one-time professional and advisory fees, and change of control costs. The following table summarizes the estimated purchase price (in millions).

	Estimated		Estimated
	Non-Cash Fair Value	Estimated	Total
	of NOV Stock and	Cash to	Purchase
	Options to be Issued	be Paid	Price

Outstanding Grant Prideco Stock	$4,094.8	$2,903.5	$6,998.3
Fair Value of Grant Prideco Options	77.9	—	77.9
Outstanding Grant Prideco Restricted Stock	26.6	18.9	45.5
Estimated Initial Transaction Costs	—	110.0	110.0

Total Purchase Price	$4,199.3	$3,032.4	$7,231.7

Based on preliminary independent valuation estimates, the transaction is assumed to result in the write up of Grant Prideco’s inventory by $112.7 million and fixed assets by $142.1 million, the identification of additional Grant Prideco intangible assets of $3,503.8 million, the write up of other assets of $203.0 million, and related deferred taxes of $1,022.3 million. The identified intangibles include patents, customer relationships and tradenames, with lives ranging from 10 to 30 years, except for the Reed Hycalog and Grant Prideco tradenames, valued at $752.0 million, which are considered indefinite lived. The asset and liability valuations and estimated lives used to calculate the depreciation and amortization identified in (C) below are preliminary and are subject to change based on the final valuation by National Oilwell Varco’s independent valuation experts. The excess of the purchase price over the net assets acquired of $2,670.7 million is included in goodwill.

(B)	To record estimated debt issued of $1,494.4 million and related cash proceeds as a result of the transaction and to reflect cash balance required to meet working capital needs. The related interest costs on the incremental debt is $89.7 million for the year ended December 31, 2007, calculated at an estimated annual interest rate of 6.0%. The pro forma tax benefit on the additional estimated interest costs is $30.5 million for the year ended December 31, 2007, calculated at an estimated tax rate of 34%. If the pending disposition of certain Grant Prideco tubular business units were not to occur, National Oilwell Varco would expect to have an additional $535.9 million in long-term debt. This would increase pro forma interest expense by $32.2 million on a pre-tax basis and $21.2 million on an after-tax basis and would increase pro forma long-term debt from $2,408.4 million to $2,944.3 million. All of the $1,494.4 million of estimated debt issued was assumed to be issued under the 2008 Facility. National Oilwell Varco also made an exchange offer of new 6 1/8% Senior Notes due 2015 of National Oilwell Varco to holders of Grant Prideco’s existing $174.6 million outstanding principal amount of 6 1/8% Senior Notes due 2015. No additional pro forma net debt was issued by National Oilwell Varco as a result of this exchange offer.

(C)	To record the increased depreciation and amortization expense of $191.2 million for the year ended December 31, 2007, associated with the write up of fixed assets and identified intangibles, as noted in

(A) above. The pro forma tax benefit on the additional depreciation and amortization costs is $65.0 million for the year ended December 31, 2007, calculated at an estimated tax rate of 34%.

(D)	To eliminate (i) revenue and costs of goods sold of $51.3 million for the year ended December 31, 2007, associated with sales between National Oilwell Varco and Grant Prideco on the Pro Forma Statement of Operations and (ii) accounts receivable and accounts payable balances of $10.4 million between National Oilwell Varco and Grant Prideco on the Pro Forma Balance Sheet at December 31, 2007.

(E)	To record additional dilution of 1,119,416 National Oilwell Varco shares related to the estimated exchange of the Grant Prideco stock options and restricted stock awards pursuant to the merger agreement.

(F)	The Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet includes the historical consolidated balance sheet of Grant Prideco, adjusted to reflect the pending disposition of certain Grant Prideco tubular business units that are expected to be divested prior to the close of the merger. Atlas Bradford Premium Connections and Services, Tube-Alloy Accessories and TCA Premium Casing are being sold pursuant to an October 2007 purchase and sale agreement between Grant Prideco and Vallourec S.A. and Vallourec & Mannesmann Holdings, Inc. (collectivity referred to as “Vallourec”). In addition to the businesses being sold to Vallourec above, a tubular business located in Venezuela is being otherwise sold or discontinued by Grant Prideco. The related historical balances for all of the businesses not expected to be acquired by National Oilwell Varco have been excluded in the Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet. In addition, the Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet has been adjusted to reflect the sale of the three business units to Vallourec and the estimated net cash proceeds of $535.9 million (net of estimated transaction costs and income taxes) received in that disposition. The Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet is based on preliminary estimates of transaction costs and net cash proceeds received that could differ following consummation of these transactions. Additionally, there can be no assurance the sales will be completed.

Following are details related to Grant Prideco’s Unaudited Pro Forma Condensed Consolidated Balance Sheet.

GRANT PRIDECO, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET
(in millions)

	As of December 31, 2007
	Historical		Pro Forma
	Grant Prideco	Adjustments(1)	Grant Prideco

Current Assets:
Cash and cash equivalents	$161.0	$535.2 (2)	$696.2
Receivables, net	415.5	—	415.5
Inventories, net	471.4	—	471.4
Assets held for sale	186.5	(184.8)	1.7
Prepaids and other current assets	86.2	(1.6)	84.6

Total Current Assets	1,320.6	348.8	1,669.4
Property, Plant and Equipment, net	329.5	(0.6)	328.9
Goodwill	458.8	—	458.8
Intangibles, net	82.0	(0.8)	81.2
Investment in unconsolidated affiliate	134.7	—	134.7
Other assets	25.1	(1.1)	24.0

Total assets	$2,350.7	$346.3	$2,697.0

Current liabilities:
Current portion of long-term debt and short-term borrowings	$0.5	$—	$0.5
Accounts payable	127.5	—	127.5
Accrued income taxes	77.9	—	77.9
Liabilities held for sale	16.5	(16.5)	—
Other accrued liabilities	119.6	(0.7)	118.9

Total current liabilities	342.0	(17.2)	324.8
Long-term debt	176.1	—	176.1
Deferred income taxes	72.7	(7.2)	65.5
Other liabilities	29.2	—	29.2

Total Liabilities	620.0	(24.4)	595.6
Minority interests	20.9	—	20.9
Commitments and contingencies
Stockholders’ equity:
Common stock	1.3	—	1.3
Additional paid-in-capital	748.4	1.6	750.0
Retained earnings	1,364.3	369.1 (3)	1,733.4
Treasury stock	(426.6)	—	(426.6)
Deferred compensation obligation	10.6	—	10.6
Accumulated other comprehensive income	11.8	—	11.8

Total stockholders’ equity	1,709.8	370.7	2,080.5

Total liabilities and stockholders’ equity	$2,350.7	$346.3	$2,697.0

(1)	Represents adjustments to reflect the historical balances of certain tubular businesses that are expected to be disposed of prior to the merger involving National Oilwell Varco and Grant Prideco. Atlas Bradford Premium Connections and Services, Tube-Alloy Accessories and TCA Premium Casing are being sold pursuant to an October 2007 purchase and sale agreement between Grant Prideco and Vallourec S.A. and Vallourec & Mannesmann Holdings, Inc. (collectively, referred to as “Vallourec” ). In addition to the businesses being sold to Vallourec above, a tubular business located in Venezuela is being otherwise sold or discontinued by Grant Prideco. The related historical balances for all of the businesses not being acquired by National Oilwell have been eliminated in the Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(2)	Adjustment reflects the estimated cash proceeds of $535.9 million, net of tax, related to the sale of certain tubular businesses to Vallourec which is based on preliminary estimates of remaining transaction costs of $12.2 million and income taxes of $242.8 million that could differ following the consummation of the transaction with Vallourec, partially offset by cash paid of $0.7 million related to certain employee liabilities not being acquired by Vallourec.

(3)	Adjustment reflects the estimated gain of $369.1 million, net of tax, on the sale of certain tubular businesses to Vallourec which is based on preliminary estimates of transaction costs and income taxes that could differ following the consummation of the transaction with Vallourec.

     (d) Exhibits.

Exhibit
Number	Description
2.1*	Agreement and Plan of Merger dated as of December 16, 2007, by and among National Oilwell Varco, Inc., NOV Sub, Inc. and Grant Prideco, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed December 18, 2007).

4.1	Indenture dated as of April 21, 2008, between National Oilwell Varco, Inc. and The Bank of New York Trust Company, N.A., as trustee, relating to 6 1/8% Senior Notes Due 2015 of National Oilwell Varco, Inc.

4.2	Form of 6 1/8% Senior Note Due 2015 of National Oilwell Varco, Inc. (included as Exhibit A to Exhibit 4.1 of this Current Report on Form 8-K).

4.3	Sixth Supplemental Indenture dated April 18, 2008 between Grant Prideco, Inc. and Wells Fargo Bank, N.A., as trustee, to the Indenture dated as of July 27, 2005 between Grant Prideco, Inc. and Wells Fargo Bank, N.A.

10.1	Five-Year Credit Agreement, dated as of April 21, 2008, among National Oilwell Varco, Inc., the financial institutions signatory thereto, including Wells Fargo Bank, N.A., in their capacities as Administrative Agent , Co-Lead Arranger and Joint Book Runner, DnB NOR Bank ASA, as Co-Lead Arranger and Joint Book Runner, and Fortis Capital Corp., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents.

10.2	364-Day Credit Agreement, dated as of April 21, 2008, among National Oilwell Varco, Inc., the financial institutions signatory thereto, including Wells Fargo Bank, N.A., in their capacities as Administrative Agent , Co-Lead Arranger and Joint Book Runner, DnB NOR Bank ASA, as Co-Lead Arranger and Joint Book Runner, and Fortis Capital Corp., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents.

10.3	Weatherford Employee Benefit Agreement, dated as of April 21, 2008, among Weatherford International Ltd., Weatherford International, Inc., Grant Prideco, Inc. and National Oilwell Varco, Inc.

23.1	Consent of Deloitte & Touche LLP.

99.1	Press Release of National Oilwell Varco, Inc. dated April 21, 2008.

*	Incorporated herein by reference as indicated.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL OILWELL VARCO, INC.
Date: April 21, 2008	By:	/s/ Clay C. Williams
Clay C. Williams
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit
Number	Description
2.1*	Agreement and Plan of Merger dated as of December 16, 2007, by and among National Oilwell Varco, Inc., NOV Sub, Inc. and Grant Prideco, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed December 18, 2007).

4.1	Indenture dated as of April 21, 2008, between National Oilwell Varco, Inc. and The Bank of New York Trust Company, N.A., as trustee, relating to 6 1/8% Senior Notes Due 2015 of National Oilwell Varco, Inc.

4.2	Form of 6 1/8% Senior Note Due 2015 of National Oilwell Varco, Inc. (included as Exhibit A to Exhibit 4.1 of this Current Report on Form 8-K).

4.3	Sixth Supplemental Indenture dated April 18, 2008 between Grant Prideco, Inc. and Wells Fargo Bank, N.A., as trustee, to the Indenture dated as of July 27, 2005 between Grant Prideco, Inc. and Wells Fargo Bank, N.A.

10.1	Five-Year Credit Agreement, dated as of April 21, 2008, among National Oilwell Varco, Inc., the financial institutions signatory thereto, including Wells Fargo Bank, N.A., in their capacities as Administrative Agent , Co-Lead Arranger and Joint Book Runner, DnB NOR Bank ASA, as Co-Lead Arranger and Joint Book Runner, and Fortis Capital Corp., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents.

10.2	364-Day Credit Agreement, dated as of April 21, 2008, among National Oilwell Varco, Inc., the financial institutions signatory thereto, including Wells Fargo Bank, N.A., in their capacities as Administrative Agent , Co-Lead Arranger and Joint Book Runner, DnB NOR Bank ASA, as Co-Lead Arranger and Joint Book Runner, and Fortis Capital Corp., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents.

10.3	Weatherford Employee Benefit Agreement, dated as of April 21, 2008, among Weatherford International Ltd., Weatherford International, Inc., Grant Prideco, Inc. and National Oilwell Varco, Inc.

23.1	Consent of Deloitte & Touche LLP.

99.1	Press Release of National Oilwell Varco, Inc. dated April 21, 2008.

*	Incorporated herein by reference as indicated.